Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-137623 of our report dated March 30, 2006, relating to the consolidated financial statements of Kaiser Aluminum Corporation (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs (i) relating to an emphasis of a matter concerning the Company’s bankruptcy proceedings, (ii) expressing substantial doubt about the Company’s ability to continue as a going concern, and (iii) relating to the Company’s adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143, effective December 31, 2005) appearing in the Prospectus, which is part of such Registration Statement, and our report dated March 30, 2006 relating to the financial statement schedule appearing elsewhere in this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP

Costa Mesa, California
November 20, 2006